Exhibit 10.17+




January 19, 2004

Mr. Alan Townsend
44B Glandovey Road
Christchurch 8005 New Zealand

Dear Alan,

This letter supplements the Letter of Assignment with you, dated November 12, 2003. That letter provides for certain benefits in connection with your move to Colorado and the purchase of a home there (your "US Home").

In the event that (i) you are returning to New Zealand on a date that is more than four (4) years after your employment start date in Colorado or you are terminated by Trimble for any reason, other than gross negligence or gross misconduct, and (ii) you sell your US Home, within six (6) months following your last day of employment by Trimble in the US, for a Net Sales Price that is lower than the Purchase Price you paid for it, Trimble will pay you the difference between the Net Sales Price and the Purchase Price of your US Home. The "Purchase Price" means the price paid plus all usual and customary closing costs paid by you less any amounts for closing costs that were reimbursed to you by Trimble. The "Net Sales Price" means the amount you receive from the sale of your US Home after deduction of all usual and customary closing costs paid by you plus any amounts for these closing costs to be paid to you by Trimble as repatriation benefits pursuant to the Letter of Assignment, or otherwise. No payment will be made to you if your US Home is sold for a price that is more than 5% below a recent appraisal of the US Home.

In the event that (i) you are returning to New Zealand or you are terminated by Trimble for any reason, other than gross negligence or gross misconduct, and
(ii) you sell your US Home for a Net Sales Price that is greater than the Purchase Price you paid for it, Trimble will reduce the amount to be paid to you as repatriation benefits pursuant to the Letter of Assignment for closing costs by an amount equal to the difference between the Purchase Price and the Net Sales Price, less any exchange rate (determined by reference to the exchange rate published in the Wall Street Journal on the date of transfer of the funds) loss, in New Zealand Dollar terms, on the down payment for your residence. For example, if you put down a US$100,000 down payment and the NZD exchange is NZ$150,000 and you later sell your house when the NZD exchange for NZ$150,000 is US$92,000, and you have a gain of US$40,000 on the sale of your house, we will consider that gain to be US$32,000 for the purpose of calculating a reduction in the repatriation benefits payable to you.

This letter supplements and is in addition to the terms of the Letter of Assignment, which remains in effect.

Very truly yours,

/s/ Steven W. Berglund
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Steven W. Berglund
President & CEO

ACCEPTED AND AGREED:

/s/ Alan R. Townsend
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Alan Townsend